AMENDMENT TO EMPLOYMENT AGREEMENT

         This Amendment to Employment Agreement ("Second Amendment") made effective as of January 27, 2006, by and between Premier Exhibitions, Inc., a corporation organized under the laws of the State of Florida and having a place of business at 3340 Peachtree Road NE, Suite 2250, Atlanta, Georgia 30326 ("Premier") and Tom Zaller, a resident of the state of Georgia (Executive).

         WHEREAS, PREMIER and Executive are parties to an Employment Agreement dated August 4, 2003(the "Agreement"); and

         WHEREAS, PREMIER and Executive desire to modify certain provisions of the Employment Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and conditions contained in this Amendment, the parties hereto agree to modify the provisions as follows:



          1. Section 1(b) shall be amended such that the Term of this agreement shall now extend and remain in effect for a period of three years commencing on the date of this Amendment.

          2. In addition to the stock options already granted to the Executive, the Executive or his assigns is entitled to options to purchase 100,000 shares of the common stock of Company. Options to acquire 100,000 shares of common stock shall vest over a twenty-four month period. The exercise price for all options granted to Executive hereunder shall be $3.65 per common share, which is the closing bid price of such shares as of January 27, 2006. The options shall have an exercise period of ten (10) years from the date of this Agreement and shall contain a cashless exercise provision.

          3. Section 5(d) shall be added as follows: "If the Company terminates Executive's employment for any reason other than "Cause" as defined in Section 5(a) of the Agreement, Executive shall be entitled to an immediate lump sum payment equal to not less than 100% of the Executive's Base Salary until one year from the date of this Amendment, 200% of the Executive's Base Salary until two years from the date of this Amendment, and 299% of the Executive's Base Salary thereafter.

          4.   The following  Change of Control  provision shall be added to the
               Agreement:


               (1) A " Change of Control" shall mean the occurrence of any one of the following events:

               (i) during the term of this Agreement, three of the five members of the Board of Directors, a majority as of the Effective
                    Date, no longer comprise a majority of the Board of Directors of the Company; or

               (ii) any  "person," as such term is used in Sections  3(a)(9) and
                    13(d) of the Securities Exchange Act of 1934, as amended (other than the Executive or entities controlled by the Executive), becomes a "beneficial owner," as such term is used in Rule 13d-3 promulgated under that act, of 25% or more of the voting power of the Company; or

               (iii) all or  substantially  all of the assets or business of the
                    Company is disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting power of the Company, all of the voting power or other ownership interests of the entity or entities, if any, that succeed to the business of the Company);

                  (b) The Company and Executive hereby agree that if Executive is in the employ of the Company on the date on which a Change of Control occurs (the "Change of Control Date"), the Company will continue to employ the Executive and the Executive will remain in the employ of the Company for the period commencing on the Change of Control Date and ending on the expiration of the Term, to exercise such authority and perform such executive duties as are commensurate with the authority being exercised and duties being performed by the Executive immediately prior to the Change of Control Date. If after a Change of Control, the Executive is requested, and, in his sole and absolute discretion, consents to change his principal business location, the Company will reimburse the Executive for his relocation expenses, including without limitation, moving expenses, temporary living and travel expenses for a time while arranging to move his residence to the changed location, closing costs, if any, associated with the sale of his existing residence and the purchase of a replacement residence at the changed location, plus an additional amount representing a gross-up of any state or federal taxes payable by Executive as a result of any such reimbursements.

                  (c) During the remaining Term after the Change of Control Date, the Company will (i) continue to honor the terms of this Agreement, including Base Salary and other compensation as set forth therein, and (ii) continue employee benefits as set forth therein at levels in effect on the Change of Control Date (but subject to such reductions as may be required to maintain such plans in compliance with applicable federal law regulating employee benefits).

                  (d) If during the remaining Term on or after the Change of Control Date there shall have occurred a material reduction in Executive's compensation or employment related benefits, a material change in Executive's status, working conditions or management responsibilities, or a material change in the business objectives or policies of the Company and the Executive voluntarily terminates employment within ninety (90) days of any such occurrence, or the last in a series of occurrences, then the Executive shall be entitled to receive, subject to the provisions of subparagraphs (e) and (f) below, a lump-sum cash payment equal to 299% of Executive's current Base Salary in addition to any other compensation that may be due and owing to the Executive under his Agreement.

                  (e) The amounts payable to the Executive under any other compensation arrangement maintained by the Company which became payable after payment of the lump-sum provided for in paragraph (d), upon or as a result of the exercise by Executive of rights which are contingent on a Change of Control (and would be considered a "parachute payment" under Internal Revenue Code 280G and regulations thereunder), shall be reduced to the extent necessary so that such amounts, when added to such lump-sum, do not exceed 299% of the Executive's Base Salary (as computed in accordance with provisions of the Internal Revenue Code of 1986, as amended and any regulations promulgated thereunder) for determining whether the Executive has received an excess parachute payment. Any such excess amount shall be deferred and paid in the next tax year.

     5. All other provisions and conditions in the Exhibition Agreement not revised or modified by this Amendment remain in full force and effect.

         IN WITNESS WHEREOF, the parties have executed this Amendment and affixed their hand and seal the day and year first above written.

PREMIER EXHIBITIONS, INC.                   EXECUTIVE


By:____________________________             By:____________________________


Date:_____________                          Date:______________